Exhibit 99.1

PRESS RELEASE

Robert J. Wenzel Appointed Interim CEO for Horizon Medical Products; Marshall B. Hunt to Continue as Chairman ATLANTA—(BUSINESS WIRE)—Jan. 16, 2004—Horizon Medical Products, Inc. (AMEX: HMP) announced today that Robert J. Wenzel has been appointed interim chief executive officer, replacing Marshall B. Hunt, who has resigned, effective immediately, to devote more time to his other entrepreneurial activities. Mr. Hunt will continue to serve as chairman of the board of HMP.

“The past year was marked by significant changes at HMP, with Bob Wenzel playing a key role in the execution of our business plan,” commented Marshall Hunt. “We built a talented 45-person sales team following the sale of HMP’s distribution business, Stepic, in September 2002, while dissolving our relationships with underperforming distributors. Bob was also heavily involved in implementing our marketing alliance with Medtronic for the IsoMed® and SynchroMed® pumps. He grew sales while cutting expenses and put into practice HMP’s internal controls and reporting structures. In short, I believe that HMP has never been better positioned to continue the growth in revenue that we have seen in the past 18 months and build on the profits earned in the third quarter of 2003. The time is right for me to turn over the reigns to Bob and the rest of this seasoned management team.”

Robert J. Wenzel, president and chief operating officer stated, “Marshall’s contribution to HMP over the 14 years since he co-founded the company has been immeasurable. We are pleased that he will now be able to pursue his other interests, yet we are fortunate that with Marshall as chairman of the board, HMP will be able to continue to draw on his extensive industry experience.”

ABOUT HORIZON MEDICAL PRODUCTS

Horizon Medical Products, Inc. headquartered in Atlanta, is a world leader in design, development, manufacture and sale of technologically advanced, high value-added, percutaneous vascular and spinal access systems. The Company’s oncology product lines include implantable ports, some of which feature its proprietary VTX® technology; tunneled central venous catheters; and stem-cell transplant catheters used primarily in cancer treatment protocols. The Company also markets a complete line of acute and chronic dialysis catheters. In June 2003, the Company gained exclusive U.S. rights to distribute Medtronic Inc.’s Hepatic Arterial Infusion (HAI) product line, including sales and case support of Medtronic’s IsoMed® Infusion System and related products. Its Internet address is www.hmpvascular.com.

SAFE HARBOR

Certain statements and information included herein may constitute “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and various documents filed by the Company with the U.S. Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and the Company’s Quarterly Reports on Form 10-Q. There can be no assurances that statements made in this press release relating to future events will be achieved. The Company undertakes no obligations to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

CONTACT:	Horizon Medical Products, Inc., Atlanta
Bob Wenzel, 404-264-2600
www.hmpvascular.com or
Investor Contact
Susan Davis, 800-472-5221
sdavis@hmpvascular.com
SOURCE:	Horizon Medical Products, Inc.